UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 31, 2007

URON INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 West Broadway
Council Bluffs, Iowa 51501
(Address of principal executive offices) (Zip Code)

(712) 322-4020
(Registrant’s telephone number, including area code)

9449 Science Center Drive
New Hope, MN 55428
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reverse Merger Transaction; Acquisition of Wyoming Financial Lenders, Inc.

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 13, 2007 (the “Merger Agreement”), by and among URON Inc. (the “Company”), WFL Acquisition Corp., a Wyoming corporation and wholly owned subsidiary of the Company, and Wyoming Financial Lenders, Inc., a Wyoming corporation whose business is the provision of cash advance loans directly to consumers and certain ancillary financial services (“Wyoming”), WFL Acquisition Corp. merged with and into Wyoming, with Wyoming remaining as the surviving entity and a wholly owned operating subsidiary of the Company. This transaction is referred to throughout this report as the “Merger.” The Merger was effective as of the close of business on December 31, 2007, upon the filing of articles of merger with the Wyoming Secretary of State.

At the effective time of the Merger, the legal existence of WFL Acquisition Corp. ceased and all of the 1,000 shares of Wyoming common stock that were outstanding immediately prior to the Merger were cancelled, with one share of Wyoming common stock issued to the Company. Simultaneously, the former sole holder of Wyoming common stock received an aggregate of 1,125,000 shares of the Company’s common stock, representing approximately 14.2% of the Company’s common stock outstanding immediately after the Merger. In addition, such former holder received 10,000,000 shares of newly created preferred stock, designated as “Series A Convertible Preferred Stock,” which is convertible (subject to adjustment) into the Company’s common stock on a share-for-share basis. On an aggregate and as-if-converted basis, the former holder of Wyoming’s common stock received 11,125,000 common shares representing approximately 60.8% of the Company’s common stock.

Prior to the Merger, the Company effected a 1-for-10 share combination (i.e., reverse stock split) of its capital stock, effective as of December 27, 2007. The share combination was approved by Company’s board of directors pursuant to the provisions of the Minnesota Business Corporation Act, without the approval of the Company’s stockholders, with a corresponding reduction in the number of shares of authorized capital stock. In addition, the Company’s board of directors approved an increase in the number of directors comprising the board of directors, and appointed five new directors. The Company’s former sole director then resigned from the board.

The Merger represents a change in control of the Company inasmuch as greater than 50% of the issued and outstanding voting stock of Company on a post-Merger basis is now held by the former sole holder of Wyoming capital stock. As of the date of this report, there are 8,299,568 shares of Company common stock outstanding (or pending issuance), and 10,000,000 shares of Series A Convertible Preferred Stock outstanding.

The Merger Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2007, and is incorporated herein by this reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.

Description of Business of Wyoming

Overview

Wyoming Financial Lenders, Inc. provides short-term consumer loans, commonly referred to as cash advance loans. We were incorporated in 1997 under the laws of the State of Wyoming. As of the date of this report, we operated 52 stores, with locations in Nebraska, Iowa, North Dakota, South Dakota, Wyoming, Montana, Kansas, Colorado, Wisconsin and Utah. The principal amounts of our typical cash advance loans range from $100 to $500. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and supported by that customer’s personal check for the aggregate amount of the cash advanced plus a fee. The fee varies from state to state, based on applicable regulations, and generally ranges from $15 to $20 per each $100 borrowed. To repay the cash advance, customers may pay with cash, in which case their personal check is returned to them, or they may allow the check to be presented to the bank for collection.

We also provide ancillary consumer financial products and services that are complementary to our payday-lending business, such as check-cashing services, money transfers and money orders. We also offer guaranteed phone/Cricket™ phones to our customers. Our loans and other services are subject to state regulations, which vary from state to state, as well as to federal and local regulations, where applicable.

Industry Background

The cash advance loan industry began its rapid growth in 1996, when there were an estimated 2,000 cash advance loan stores in the United States. Currently, there are an estimated 22,000 cash advance loan stores in the United States, which in the aggregate provide approximately $40 billion in short-term credit to millions of middle-class households experiencing cash-flow shortfalls (Source: Financial Services Association of America). During this same time, the number of states that expressly permit or do not expressly prohibit cash advance loans has grown from six to 36 states and the District of Columbia.

Cash advance loan customers typically are middle-income or lower-middle-income, middle-educated individuals who are a part of a young family. In addition, many industry customers claim to have at least one other alternative to using a cash advance loan that offers quick access to money, such as overdraft protection, credit cards, credit union loans or savings accounts. We believe that our customers choose the cash advance loan product because it is quick, convenient and, in many instances, a lower-cost or more suitable alternative for the customer than the other available alternatives.

Wyoming’s Services

Cash Advance Loans

Customers seeking to obtain a cash advance loan must complete a loan application, maintain a personal checking account, have a source of income, and not otherwise be in default on a loan from us. Upon completion of a loan application and our acceptance of such application, the customer signs a promissory note and provides us with a check for the principal loan amount plus a specified fee. State laws typically limit fees to a range of $15 to $20 per each $100 of principal borrowed. Loans generally mature in two to four weeks, on or near the date of a customer’s next payday. Our standard agreement with customers provides that we will not cash their check until the due date of the associated loan. The customer’s debt to us is satisfied by: (i) payment of the full amount owed in cash (at which point we return the customer’s personal check); (ii) deposit of the customer’s check with the bank; or (iii) ACH direct payment.

Where permitted by the state, as not all states allow, a customer may renew a loan after full payment of the fee associated with the original loan. When applicable, a customer renewing a loan signs a new promissory note and provides us with a new check.

The cash advance-lending business is seasonal due to the fluctuating demand for cash advance loans during the year. Usually, the highest demand for cash advance loans occurs in January and in the fourth calendar quarter. Due to the receipt of income-tax refunds, demand for cash advance loans normally declines in the balance of the first calendar quarter and the first month of the second calendar quarter. As with most payday lenders, our loan loss ratio fluctuates with these changes in demand, with a higher loss ratio being typical in the second and third calendar quarters and a lower loss ratio being typical in the first and fourth calendar quarters.

Other Financial Services

We also offer other consumer financial services, such as check-cashing services, phone services, money transfers and money orders. Together, these other financial services constituted 19% and 23% of our revenues for the fiscal years ended September 30, 2007 and 2006, respectively.

Marketing Strategy

Our advertising and marketing efforts are designed to introduce customers to our services, build customer loyalty and generate repeat visits and transactions. Our principal means of advertising consists of promotional materials and Yellow Page directories used in our active markets.

Technology and Information

We maintain an integrated system of applications and platforms for processing the various types of transactions we offer. These systems provide us with customer service, internal control mechanisms, record-keeping and reporting information. As of the date of this report, we have one point-of-sale system used by all of our locations.

On a daily basis, transaction data is collected and integrated into our management information systems. These systems are designed to provide summary, detailed and exception information to regional, area and branch managers as well as corporate staff. Reporting is separated by areas of operational responsibility and accessible through internet connectivity.

Security

The principal security risks to our operations are robbery and employee theft. We have established extensive security systems, dedicated security personnel and management information systems to address both areas of potential loss.

To protect against robbery, most branch employees work behind bullet-resistant glass and steel partitions, and the back office, safe and computer areas are locked and closed to customers. Our security measures in each branch include safes, electronic alarm systems monitored by third parties, control over entry to customer service representative areas, detection of entry through perimeter openings, walls and ceilings and the tracking of all employee movement in and out of secured areas. Employees use cellular phones to ensure safety and security whenever they are outside the secure customer service representative area. Additional security measures include identical alarm systems in all stores, remote control over alarm systems, arming/disarming and changing user codes and mechanically and electronically controlled time-delay safes.

Since we have high volumes of cash and negotiable instruments at our locations, daily monitoring, unannounced audits and immediate responses to irregularities are critical. We have an internal auditing department that, among other things, performs periodic unannounced branch audits and cash counts at randomly selected locations. We self-insure for employee theft and dishonesty at the branch level.

Competition

Like most other cash advance lenders, we believe that the primary competitive factors in our business are branch location and customer service. We face intense competition in an industry with relatively low barriers to entry, and we believe that the cash advance lending markets are becoming more competitive as the industry matures and consolidates. We compete with other cash advance and check cashing stores and financial service entities and retail businesses that offer cash advance loans or similar financial services. In addition, we compete in part with services offered by traditional financial institutions, such as overdraft protection.

Additional areas of competition have recently arisen. Businesses now offer loans over the internet as well as “loans by phone,” and these have begun to compete with us. There also has been increasing penetration of electronic banking and related services into the check cashing and money transfer industry, including direct deposit of payroll checks, payroll cards, stored-value cards and electronic transfer of government benefits.

Among other competitive strengths our management team has an aggregate 36 years of industry experience. We also believe that customer service is critical to developing loyalty. In our industry, quality customer service means (i) assisting with the loan application process and understanding the loan terms, (ii) treating customers respectfully, (iii) proceeding with the transaction with efficiency and speed.

Governmental Regulation

We are subject to regulation by federal, state and local governments that affect the products and services we provide. Generally, these regulations are designed to protect consumers who deal with us and not to protect our shareholders.

Regulation of Cash Advance Lending

Our business activities are subject to regulation and supervision at the state and federal levels. In those states where we currently operate, we are licensed as a payday lender where required and are subject to various state regulations regarding the terms of our cash advance loans and our policies, procedures and operations. In some states, cash advance lending is referred to as deferred presentment, deferred deposit or consumer installment loans. State regulations normally limit the amount that we may lend to any consumer and may limit the number of loans that we may make to any consumer at one time or in the course of a year. State regulations also limit the amount of fees that we may assess in connection with any loan or transaction and may limit a customer’s ability to renew a loan with us.

We must also comply with the disclosure requirements of the Federal Truth-In-Lending Act and Regulation Z thereunder. Disclosure requirements in certain states are frequently equivalent to the federal requirements. The state statutes also often specify minimum and maximum maturity dates for cash advance loans and, in some cases, specify mandatory cooling-off periods between transactions. Our collection activities for delinquent loans are generally subject to consumer protection laws and regulating debt collection practices. Finally, we are subject to the Equal Credit Opportunity Act and the Gramm-Leach-Bliley Act.

During the last few years, legislation has been introduced in the U.S. Congress and in certain states proposing various restrictions or an outright prohibition on cash advance loans. Currently, state laws in Oregon, and Georgia have effectively eliminated our ability to conduct cash advance lending activities in those states, and a recent federal law prohibits loans of any type to members of the military and their family with charges or interest in excess of 36% per annum.

Financial Reporting Regulation

Regulations promulgated by the United States Department of the Treasury under the Bank Secrecy Act require reporting of transactions involving currency in an amount greater than $10,000. Generally, every financial institution must report each deposit, withdrawal, exchange of currency or other payment or transfer that involves an amount greater than $10,000. In addition, multiple currency transactions must be treated as a single transaction if the financial institution has knowledge that the transactions are by or on behalf of any one person and result, in a single business day, in the transfer of cash in or out totaling more than $10,000. In addition, the regulations require institutions to maintain information concerning sales of monetary instruments for cash in amounts from $3,000 to $10,000.

Furthermore, the Money Laundering Act of 1994 requires us, as a money service business, to register with the United States Department of the Treasury. Money services businesses include check cashers and sellers of money orders. Money services businesses must renew their registrations every two years, maintain a list of their agents, update the agent list annually and make the agent list available for examination. In addition, the Bank Secrecy Act requires us, under certain circumstances, to file a Suspicious Activity Report.

Finally, we have established various procedures and continue to monitor and evaluate any such actions and believe we are in compliance with the USA PATRIOT Act.

Privacy Regulation

We are subject to a variety of federal and state laws and regulations restricting the use and seeking to protect the confidentiality of customer identity and other personal nonpublic customer information. We have identified our systems that capture and maintain nonpublic personal information, as that term is understood under the Gramm-Leach-Bliley Act and associated regulations. We disclose our public information policies to our customers as required by that law. We also have systems in place intended to safeguard this information as required by the Gramm-Leach-Bliley Act.

Employees

On the date of this report, we had approximately 120 employees, consisting of 110 branch personnel, three field managers and seven corporate office employees. We believe our relationship with our employees is good, and we have not suffered any work stoppages or labor disputes. We do not have any employees that operate under collective-bargaining agreements.

Description of Property

Our headquarters is in Council Bluffs, Iowa. We have a 3,500 square feet space which is sufficient for our projected near term future growth. The monthly lease amount is $3,280 and the term runs through November 2010. The corporate phone number is 712-322-4020.

Legal Proceedings

The Company (including Wyoming) is not currently involved in any material legal proceedings. Nevertheless, the business of Wyoming frequently involves many immaterial legal proceedings relating primarily to the collection of customer debts.

Cautionary Note Regarding Forward-Looking Statements

This report certain statements that would be deemed “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and includes, among other things, discussions of our business strategies, future operations and capital resources. Words such as, but not limited to, “may,” “likely,” “anticipate,” “expect” and “believes” indicate forward-looking statements.

Forward-looking statements are included in the section of this report entitled “Description of Business of Wyoming.” Although we believe that the expectations reflected in such forward-looking statements are generally reasonable, we cannot assure you that such expectations will ultimately prove to be correct. Generally, these statements relate to our business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated revenues, expenses, projected future earnings and other aspects of operational results.

All phases of our operations are subject to a number of uncertainties, risks and other influences, most of which are outside our control, and any one or combination of which could materially and adversely affect the results of our operations, and also, could affect whether any such forward-looking statements contained herein ultimately prove to be accurate. Important factors that could cause actual results to differ materially from our current expectations are summarized in the section captioned “Risk Factors” immediately following.

Risk Factors

The purchase of shares of our common stock is very speculative and involves a very high degree of risk. An investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

The cash advance loan industry is highly regulated under state laws. Changes in state laws and regulations governing lending practices could negatively affect our business.

Our business is regulated under numerous state laws and regulations, which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. As of the date of this report, approximately 36 states and the District of Columbia had legislation permitting or not prohibiting cash advance loans. During the last few years, legislation has been adopted in some states that prohibits or severely restricts cash advance loans. In 2006, Oregon passed a ballot initiative that caps interest rates and origination fees on cash advance loans at 36%, among other provisions. Before that, Georgia law effectively prohibited direct payday lending in 2004. There are nearly always bills pending in various states to revise the current laws governing cash advance loans. Any of these bills, or future proposed legislation or regulations prohibiting cash advance loans or making them less profitable or unprofitable, could be passed in any of these states at any time, or existing cash advance loan laws could expire or be amended. A wide range of legislative or regulatory actions in any number of states could have a material and adverse effect on our revenues and earnings.

Statutes authorizing cash advance loans typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the laws relating to payday lending. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes, that affect the way we do business and may force us to terminate or modify our operations in those jurisdictions. They may also impose rules that are generally adverse to our industry. Finally, in many states, the attorney general has scrutinized or continues to scrutinize the cash advance loan statutes and the interpretations of those statutes. Any significant change in the interpretation of existing state statutes permitting payday lending could have a material and adverse affect on our business.

Changes in federal laws and regulations governing lending practices could negatively affect our business.

Although states provide the primary regulatory framework under which we offer cash advance loans, certain federal laws also affect our business. For example, because cash advance loans are viewed as extensions of credit, we must comply with the federal Truth-in-Lending Act and Regulation Z adopted thereunder. Additionally, we are subject to the Equal Credit Opportunity Act, the Gramm-Leach-Bliley Act. Any failure to comply with any of these federal laws and regulations could have a material adverse effect on our business, results of operations and financial condition.

Additionally, anti-cash advance loan legislation has been introduced in the U.S. Congress in the past. These efforts culminated in federal legislation in 2006 that limits the interest rate and fees that may be charged on any loans, including cash advance loans, to any person in the military to 36% per annum. The military lending prohibition became effective on October 1, 2007. Future federal legislative or regulatory action that restricts or prohibits cash advance loans could have a material adverse impact on our business, results of operations and financial condition.

Changes in local regulations could have a material adverse effect on our business, results of operations and financial condition.

In addition to state and federal laws and regulations, our business is subject to various local rules and regulations such as local zoning regulations and permit licensing. We are aware of increasing efforts by local jurisdictions to restrict payday lending through the use of local zoning and permitting laws. Any actions taken in the future by local zoning boards or other governing bodies to require special use permits for, or impose other restrictions on, payday lenders could have a material adverse effect on our business, results of operations and financial condition.

Litigation and regulatory actions directed toward our industry and us could adversely affect our operating results, particularly in certain key states.

During the last few years, our industry has been subject to regulatory proceedings, class action lawsuits and other litigation regarding the offering of cash advance loans, and we could suffer losses from interpretations of state laws in those lawsuits or regulatory proceedings, even if we are not a party to those proceedings. For example, the North Carolina Commissioner of Banks recently issued a ruling in which it determined that Advance America, which marketed, originated, serviced and collected cash advance loans on behalf of a state-chartered bank located in Kentucky, violated various North Carolina consumer-protection statutes.

Additionally, regulatory actions taken with respect to a particular non-payday lending financial service that we offer could negatively affect our ability to offer such other financial services. For example, if we were the subject of regulatory action related to our check cashing, title loans or other products, that regulatory action could adversely affect our ability to maintain our licenses for payday lending. Moreover, the suspension or revocation of our license or other authorization in one state could adversely affect our ability to maintain licenses in other states. Accordingly, a violation of a law or regulation in otherwise unrelated products or jurisdictions could affect other parts of our business and adversely affect our business and operations as a whole.

We may need additional financing in the future and any such financing may dilute our existing shareholders.

We anticipate that we will continue to experience growth in our income and expenses for the foreseeable future and that our operating expenses will be a material use of cash resources. In the event that income growth does not meet our expectations, we may require additional financing for working capital. Any additional financing may involve dilution of our existing shareholders.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from affiliates of the Company or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to the Company, if at all. If financing is not available, we may be forced to consider strategic alternatives, such as (but not limited to) curtailing certain aspects of our operations or closing certain operating locations. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to shareholders, and additional debt financing, if available, may involve restrictive covenants.

The concentration of our revenues in certain states could adversely affect us.

We currently operate in ten states. For the year ended September 30, 2007, revenues from our locations located in Nebraska represented approximately 30% of our total revenues. For the foreseeable future, we expect that a material and significant portion of our revenues will continue to be generated by the aforementioned state. Changes to prevailing economic, demographic, regulatory or any other conditions, including the legislative, regulatory or litigation risks mentioned above, in the markets in which we operate could lead to a reduction in demand for our cash advance loans, a decline in our revenues or an increase in our provision for doubtful accounts, any of which could result in a deterioration of our financial condition.

Unpredictability in financing markets could impair our ability to grow our business through acquisitions.

We anticipate that opportunities to acquire similar businesses will materially depend on the availability of financing instruments. As a result, poor market conditions or uncertainty in the financing markets could limit our ability to grow through acquisitions.

Public perception of cash advance lending as being predatory or abusive could adversely affect our business.

Recently, consumer advocacy groups and media reports have advocated governmental action to prohibit or severely restrict cash advance loans. The consumer groups and media reports typically focus on the cost to a consumer for this type of loan, which is higher than the interest typically charged by credit card issuers. This difference in credit cost is more significant if a consumer does not promptly repay the loan, but renews, or rolls over. The consumer groups and media reports typically characterize these transactions as predatory or abusive toward consumers. If this negative characterization of our business becomes widely accepted by consumers, demand for our cash advance loans could significantly decrease, which could adversely affect our results of operations and financial condition. Negative perception of our business activities could also result in our industry being subject to more restrictive laws and regulations and greater exposure to litigation.

Any disruption in the availability of our information systems could adversely affect our operations.

We rely upon our information systems to manage and operate our business. Each location is part of an information network that permits us to maintain adequate cash inventory, reconcile cash balances daily, report revenues and loan losses timely. Our security measures could fail to prevent a disruption in the availability of our information systems or our back-up systems could fail to operate properly. Any disruption in the availability of our information systems could adversely affect our operations and our results of operations.

If we lose key managers or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our future success depends to a significant degree upon the members of our executive management, particularly Christopher Larson, our Chief Executive Officer and President, John Quandahl, our Chief Operating Officer and Steven Staehr, our Chief Financial Officer. Accordingly, the loss of the services of any of these individuals could adversely affect our business. Our continued growth will also depend upon our ability to attract and retain additional skilled management personnel. Competition for highly skilled and experienced management is intense and likely to continue and increase. To the extent that we are unable to attract and retain the talent required for our business, our operating results could suffer.

We lack product and business diversification, which creates a risk that our future revenues and earnings will be susceptible to fluctuations.

Our primary business activity is offering and servicing cash advance loans. We also provide certain related services, such as check cashing, money transfers and money orders, which related services accounted for approximately 19% of our revenues in fiscal 2007. If we are unable to maintain and grow the operating revenues from our cash advance loan business, our future revenues and earnings are not likely to grow and could decline. Our lack of product and business diversification could inhibit the opportunities for growth of our business, revenues and profits.

Competition in the retail financial services industry is intense and could cause us to lose market share and revenues.

We believe that the primary competitive factors in the cash advance loan industry are branch location and customer service. We face intense competition in the cash advance loan industry, and we believe that the payday lending market is becoming more competitive as this industry matures and begins to consolidate. The cash advance loan industry has low barriers to entry, and new competitors may enter the market easily. We currently compete with services, such as overdraft protection offered by traditional financial institutions, and with other cash advance loan and check cashing stores and other financial service entities and retail businesses that offer cash advance loans or other similar financial services, as well as a rapidly growing internet-based cash advance loan market. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our earnings and potential for growth.

General economic conditions affect our loan losses, and accordingly, our results of operations could be adversely affected by a general economic slowdown.

Provision for loan losses, net of recoveries, is one of our largest operating expenses, constituting approximately 12% of total revenues for the fiscal year ended September 30, 2007, with cash advance loan losses comprising most of the losses. At the end of each fiscal quarter, management considers recent collection history to develop expected loss rates, which are used to establish the allowance for loan losses. Any changes in economic factors that adversely affect our customers could result in higher loan loss experiences than anticipated, which could adversely affect our loan charge-offs and operating results.

If estimates of our loan losses are not adequate to absorb actual losses, our financial condition and results of operations may be adversely affected.

We maintain an allowance for loan losses at levels to cover the estimated incurred losses in the collection of our loan portfolio outstanding at the end of each applicable period. At the end of each period, management considers recent collection history to develop expected loss rates, which are used to establish the allowance for loan losses. Our allowance for loan losses was $927,000 on September 30, 2007. Our allowance for loan losses is an estimate, and if actual loan losses are materially greater than our allowance for losses, our financial condition and results of operations could be adversely affected.

Because we maintain a significant supply of cash in our locations, we may experience losses due to employee error and theft.

Because our business requires us to maintain a significant supply of cash in our stores, we are subject to the risk of cash shortages resulting from employee error and theft. We periodically experience employee error and theft in stores, which can significantly increase the operating losses of those stores for the period in which the employee error or theft is discovered. We self-insure for employee error or theft at the branch level. If our controls to limit our exposure to employee error and theft at the branch level and at our corporate headquarters do not operate effectively or are structured ineffectively, our financial condition and results of operations could be adversely affected.

Regular turnover among our location managers and employees makes it more difficult for us to operate our locations and increases our costs of operation.

We experience a relatively stable workforce among our location managers and employees. Turnover interferes with implementation of operating strategies. High turnover in the future would perpetuate these operating pressures and increase our operating costs and could restrict our ability to grow. Additionally, high turnover creates challenges for us in maintaining high levels of employee awareness of and compliance with our internal procedures and external regulatory compliance requirements.

Our directors, officers and our controlling shareholder possess controlling voting power with respect to our common stock and voting preferred stock, which will limit your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of approximately 13,980,209 shares of our common stock, which currently represents approximately 76.4% of our common stock. This includes all of the 1,125,000 common shares and 10,000,000 shares of Series A Convertible Preferred Stock (presently convertible to our common stock on a one-for-one basis) held by WERCS, Inc., a Wyoming corporation and the former sole stockholder of Wyoming. As a result, our directors and officers, together with other significant shareholders, will have the ability to outrightly control our management and affairs through the election and removal of our directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Our articles of incorporation grant our board of directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 20,000,000 shares of capital stock. Pursuant to authority granted by our articles of incorporation, our board of directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute the Company’s book value per share.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we became public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of the Company since, because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of its common stock. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about newly public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with public shell companies with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of the Company and its business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a result of the Merger, we are subject to Sarbanes-Oxley and became a public reporting company and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our shareholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than they would be if Wyoming had remained privately held.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is not now, and there may not ever be an active market for shares of our common stock.

In general, there has been very little trading activity in shares of the Company’s common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” for such time as its per-share price is less than $5.00 (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include (i) the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million in the event we have been operating for at least three years or $5 million in the event we have been operating for fewer than three years, and (ii) the recognition of average revenues equal to at least $6 million for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions because of the difficulties in effectuating trades in such securities. As a result, there is generally less trading in penny stocks than in other stock that are not penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future. We will, however, pay dividends on our convertible preferred stock.

Wyoming Financial Lenders, Inc. has in the past paid dividends to WERCS (its former sole stockholder prior to the Merger). In conjunction with the Merger. WERCS was issued 10,000,000 shares of “Series A Convertible Preferred Stock,” which we refer to as “Series A Stock.” The Certificate of Designation for the Series A Stock entitles its holders to (i) a cumulative 10% dividend, compounded and payable on a quarterly basis; (ii) in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated amount of such shares, before any payment shall be made or any assets distributed to the holders of any junior securities; (iii) convert their shares of Series A Stock into common shares of the Company on a one-for-one basis (subject to adjustment); and (iv) vote their shares of Series A Stock on an as-if-converted basis. The Company has the right to redeem some or all shares of Series A Stock, at any time upon 60 days’ advance notice, at a price dependent upon the date of redemption. In the case of any redemption closing on or prior to the 15-month anniversary of the first issuance of Series A Stock, the redemption price will be $3.00 per share plus accrued but unpaid dividends; thereafter, the redemption price will $3.50 per share plus accrued but unpaid dividends. Holders of Series A Stock have no preemptive or cumulative-voting rights.

We do not anticipate that we will cause the Company to pay any dividends after the Merger for the foreseeable future on our common class of stock. Accordingly, any return on an investment in our Company will be realized, if at all, only when you sell shares of our common stock.

Wyoming may have material liabilities of which the Company is not aware, or vice versa.

Although each of the parties to the Merger have conducted some measure of a due-diligence review of the financial condition and legal status of the other, the Company may have material liabilities that Wyoming is not aware of and has not yet discovered or, conversely, Wyoming may have material liabilities that the Company was not aware and did not discover prior to the consummation of the Merger. Further, although the Merger Agreement contains customary representations and warranties from the Company concerning its assets, liabilities, financial condition and affairs, it is possible that none of the Company, Wyoming (as the operating entity after the Merger) or the pre-Merger owners of either entity will have any material recourse against another party or its former or current owners or principals in the event such representations and warranties prove to be untrue, with resulting damages.

Management’s Discussion and Analysis or Plan of Operation

Overview

Pursuant to the December 13, 2007 Merger Agreement, WFL Acquisition Corp. merged with and into Wyoming, with Wyoming remaining as the surviving entity and a wholly owned operating subsidiary of the Company. As indicated above, this transaction is referred to throughout this report as the “Merger.” The Merger was effective as of the close of business on December 31, 2007, upon the filing of a certificate of merger with the Wyoming Secretary of State.

Wyoming Financial Lenders, Inc. (referred to in this document as “Wyoming” and also referred to in this Management’s Discussion and Analysis section as the “Company”) provides retail financial services to individuals in the midwestern United States. These services include non-recourse cash advance loans, check cashing and other money services. As of September 30, 2007, Wyoming owned and operated 51 stores in ten states (Nebraska, Wyoming, Utah, Iowa, North Dakota, South Dakota, Kansas, Wisconsin, Montana and Colorado). At such date, Wyoming was a wholly owned subsidiary of WERCS, Inc., a Wyoming corporation.

Wyoming provides short-term consumer loans, known as cash advance loans, in amounts that typically range from $100 to $500. Cash advance loans provide customers with cash in exchange for a promissory note with a maturity of generally two to four weeks and that customer’s post-dated personal check for the aggregate amount of the cash advanced, plus a fee. The fee varies from state to state, based on applicable regulations, and generally ranges from $15 to $20 per each $100 borrowed. To repay the cash advance loans, customers may redeem their checks by paying cash or allow the check to be presented to the bank for collection. All of the Company’s loans and other services are subject to state regulations which vary from state to state, federal regulations and local regulation, where applicable.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect certain reported amounts and disclosures in the financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for loans receivable, impairment of goodwill and intangible assets, and contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates. Significant management estimates relate to the allowance for loans receivable and the allocation of and carrying value of goodwill and intangible assets.

Revenue Recognition

The Company recognizes fees on cash advance loans on a constant-yield basis ratably over the loans’ terms. The Company records fees derived from check cashing, guaranteed phone/Cricket fees, and all other services in the period in which the service is provided.

Loans Receivable

In addition to loans receivable that are currently due, loans receivable also include cash advance loans that have not been repaid, where the customer’s personal check has been deposited and the check has been returned due to non-sufficient funds in the customer’s account, closed accounts, or other reasons. Loans receivable are carried at cost less the allowance for doubtful accounts.

The Company does not specifically reserve for any individual loan. The Company aggregates cash advance loans for purposes of estimating the loss allowance using a methodology that analyzes portfolio statistics and management’s judgment regarding recent trends noted in the portfolio. This methodology takes into account several factors, including the maturity of the store location and charge-off and recovery rates.

When a bank returns a customer’s check, the account is recognized as a returned item receivable and is included in loans receivable. All returned items are charged off after 180 days, as collections after that date are not significant. Returned items receivable, net of allowances, were approximately $404,000 and $335,000 at September 30, 2007 and 2006, respectively.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Useful lives range from five to seven years for furniture, equipment, and vehicles. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the related assets or the leases term, and this amortization is included with depreciation. Maintenance and repairs are charged to expense as incurred. Gains or losses on sale or disposal of property and equipment are recognized in the year in which the transactions occur.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired using purchase accounting and is not amortized.

Intangible Assets

Customer relationships represent the fair values assigned to relationships with customers acquired through business acquisitions and is amortized using the straight-line method over three years.

Long- Lived Assets

Goodwill is reviewed, at least annually, for impairment. Property and equipment and customer relationships are reviewed for impairment when events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recognized when the fair value of the asset is less than the carrying value of the asset.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and loans receivable. The Company’s cash is placed with high quality financial institutions. From time to time, cash balances exceed federally insured limits. The Company has not experienced any significant losses with respect to its cash. Loans receivable, while concentrated in geographical areas, are dispersed among numerous customers.

Income Taxes

Deferred income taxes reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable in the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income taxes represents taxes paid or payable for the current year and changes during the year in deferred tax assets and liabilities.

Fair Value of Financial Instruments

The amounts reported in the balance sheets for cash, loans receivable, and accounts payable are short-term in nature and their carrying values approximate fair values.

Results of Operations

Net Income. For the year ended September 30, 2007, net income was $1.78 million compared to $1.30 million in 2006. A discussion of the various components of net income follows.

Revenues. Revenues totaled $11.28 million in 2007 compared to $7.91 million in 2006, an increase of $3.37 million or 42.6%. The increase in revenues was primarily a result of higher cash advance loan volumes, which reflects increases in the number of stores, the number of customer transactions and average loan size. We originated approximately $61 million in cash advance loans during 2007 compared to $43 million during the prior year. The average loan (including fee) totaled $333 in 2007 versus $325 in the prior year. Our average fee rate for 2007 was $49 compared to $48 in 2006. Revenues from check cashing, title loans, guaranteed phone/Cricket fees, and other sources totaled $2.22 million and $1.80 million for 2007 and 2006, respectively.

Salaries and Benefits. Payroll and related costs were $3.66 million in 2007 compared to $2.73 million in 2006 an increase of $.93 million, as headcount increased mostly due to an increase in the number of branch locations and corporate positions.

Provisions for Loan Losses. Our provision for losses 2007 totaled $1.39 million and $.74 million for 2006. The increase of $.65 million was primarily due to increased revenue during fiscal 2007, resulting in an increase in the loss ratio from 2006 to 2007. The less favorable loss ratio year to year reflects our accelerated rate of unit store growth during 2007, and a more challenging collections environment as a result of an increase in bankruptcy filings, higher energy prices and increased competition in the lending industry.

Guaranteed phone/Cricket. Guaranteed phone/Cricket dropped to $.49 million in 2007 compared to $.61 million in 2006. The decrease was a result of lower guaranteed phone/Cricket revenue due to a national trend of more consumers relying on cellular phones versus home phones where the guaranteed phone product is used.

Occupancy Costs. Occupancy expenses, consisting primarily of store leases, were $.74 million during 2007, compared to $.37 million in 2006, an increase of $.37 million due to the addition of stores during 2007. Occupancy expenses as a percentage of revenues increased from 4.7 % in 2006 to 6.5% in 2007, primarily due to the high number of stores many of which were opened recently and had lower profitability compared to the more mature locations.

Advertising. Advertising and marketing relate expense was $.46 million in 2007 compared to $.33 million in 2006 due to the greater number of stores operating in 2007.

Depreciation. Depreciation increased by $.06 million in 2007 due to depreciation associated with capital expenditures for stores. Depreciation was $.14 million for 2007 and $.08 million for 2006.

Amortization of Intangible Assets. Amortization of intangible assets was $.14 million for both 2007 and 2006.

Other. Total other costs for the year ended September 30, 2007 were $1.39 million compared to $.80 million in 2006. Other costs, which include, utilities, and office supplies collection costs and other minor costs increased by $.59 million primarily due to growth in number of stores.

Total Operating Expenses. Total operating expenses for the year ended September 30, 2007 were $8.40 million compared to $5.80 million for 2006. The $2.60 million, or 45% increase in operating expenses over the comparable period in 2006, was due primarily to the increased amount of transactions and expansion of our business with additional stores.

Income From Operations. Income from operations as a result of the above factors increased to $2.88 million compared to $2.11 million in 2006.

Loss on Disposal of Property and Equipment. The Company disposed of $.02 million in net property and equipment in 2007 and had no disposals in 2006.

Income Before Income Taxes. Income before income taxes was $2.86 million in 2007 compared to $2.11 million in 2006, an increase of 36%.

Income Tax Expense. Income tax expense was $1.08 million in 2007 compared to $.81 million in 2006 primarily as a result of higher income before income taxes and a slightly lower effective tax rate.

Net Income. Net income in 2007 was $1.78 million in 2007 compared to $1.30 million in 2006 an increase of $.48 million or 37%.

Liquidity and Capital Resources

At September 30, 2007, we had cash of $1.23 million compared to $1.06 million at September 30, 2006. Cash used in operations totaled $1.78 million and $1.80 million during fiscal 2007 and 2006, respectively. For fiscal year 2008, we believe that our available cash, combined with expected cash flows from operations, will be sufficient to fund our liquidity and capital expenditure requirements during fiscal 2008.

Net cash provided by operating activities was $1.78 million in 2007 and $1.80 million in 2006. Operating cash flows from 2006 to 2007 remained relatively constant due to increased net income offset by a larger net growth in loans receivable (i.e., growth in loans receivable less allowance for losses) and changes to deferred income taxes due to a change in 2007 in the Company’s method of accounting for late loans receivable and deferred revenue for income tax reporting. Net cash used by investing activities was $1.15 million in 2007 and $4.47 million in 2006. Investing activities consisted of store acquisitions and improvements. Net cash used by financing activities was $.46 million in 2007 and net cash provided by financing activities was $2.85 million in 2006. In 2006, financing activities included stockholder’s contribution of $4.20 million. Dividends paid were $.46 million and $1.35 million in 2007 and 2006, respectively.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned by:

•	those persons or groups known to us to currently beneficially own more than 5% of our common stock

•	each current director or executive officer of the Company, and

•	all current directors and officers (as a group).

This information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including shares in the table below does not, however, constitute an admission that the named shareholder (or other beneficial owner) is a direct or indirect beneficial owner of those shares.

Except as indicated below, the individuals and entities listed below possess sole voting and investment power with respect to their shares. Except as otherwise provided, the business address of the individuals and entities listed below is 2201 West Broadway, Council Bluffs, Iowa 51501. Share percentages are based on a total of 8,299,528 common shares outstanding (or pending issuance) as of the date of this report.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class
Christopher Larson (2)	1,071,875		12.9%
Steven Staehr	966,667	(3)	11.6%
John Quandahl	400,000	(4)	4.8%
Robert W. Moberly (5)	11,125,000		60.8
James Mandel	0		*
John H. Klassen IV	0		*
Mark Houlton (6)	416,667		5.0%
All executive officers and directors as a group (7 persons)	13,980,209		76.4%
Lantern Advisers, LLC 80 South Eight Street, Suite 900 Minneapolis, MN 55402	638,310	(7)	7.7%
Mill City Ventures, LP 80 South Eight Street, Suite 900 Minneapolis, MN 55402	800,000	(8)	9.6%
WERCS, Inc. (9) 400 East First Street PO Box 130 Casper, WY 82602	11,125,000		60.8%

_______________________________
* represents less than 1 percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the applicable record date, are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)	Mr. Larson became the Company’s Chief Executive Officer on November 29, 2007. All shares reflected in the table are outstanding common shares.

(3)	Mr. Staehr became the Company’s Chief Financial Officer on November 29, 2007. All shares reflected in the table are outstanding common shares.

(4)	Mr. Quandahl became the Company’s Chief Operating Officer on November 29, 2007. All shares reflected in the table are outstanding common shares.

(5)
Mr. Moberly is the Chief Operating Officer of WERCS, Inc., the sole stockholder of Wyoming. All shares reflected in the table as beneficially owned by Mr. Moberly are held by WERCS, Inc., a Wyoming corporation of which Mr. Moberly is the Chief Executive Officer. See footnote 9 below.

(6)	Mr. Houlton is a director of the Company. All shares reflected in the table are outstanding common shares.

(7)	Lantern Advisers, LLC is a Minnesota limited liability company that is beneficially owned by Mr. Joseph A. Geraci, II. All shares reflected in the table are outstanding common shares.

(8)	Mill City Ventures, LP is a Minnesota limited partnership that is beneficially owned by Mr. Joseph A. Geraci, II. All shares reflected in the table are outstanding common shares.

(9)
WERCS, Inc. is a Wyoming corporation that, prior to the Merger, was the sole stockholder of Wyoming Financial Lenders, Inc. Investment and voting decisions by WERCS are made by Mr. Robert W. Moberly, the Chief Executive Officer of such entity.

Management and Certain Security Holders

At the effective time of the Merger, the Company’s board of directors was reconstituted by the appointment of Christopher Larson, Robert W. Moberly, James Mandel, John H. Klassen IV and Mark Houlton as directors, and the resignation of Donald Miller from his role as a director of the Company. The following table sets forth the name and position of each of the Company’s directors and executive officers after the Merger.

Name	Age	Positions
Christopher Larson	36	Director, Chief Executive Officer and President
Steven Staehr	45	Chief Financial Officer
John Quandahl	41	Chief Operating Officer
Robert W. Moberly	55	Director
James Mandel	50	Director
John H. Klassen IV	46	Director
Mark Houlton	43	Director

The biographies of those individuals currently serving as directors and executive officers of the Company are set forth below:

Chris Larson, the Company’s Chief Executive Officer and President, co-founded and acted as Chief Financial Officer of Cash Systems, Inc., a NASDAQ traded (symbol: CKNN) financial services company involved in the casino gaming industry from 1999 to 2005. Chris also served on the board of directors of Cash Systems from 2001 to 2006. Cash Systems was taken public via a reverse merger and during Chris’ tenure the company experienced revenue growth from $600,000 to $120,000,000 annually.

Robert W. Moberly has been employed with Wyoming since 1987. Mr. Moberly is responsible for locating and evaluating business acquisitions for Wyoming and its affiliates. Mr. Moberly also develops the company’s business strategies. Mr. Moberly holds many licenses in insurance and securities, including: Property and Casualty, Life and Health, Surplus Lines in insurance and Registered Representative Series 7, Financial Operations Principal Series 27, General Principal Series 24, Municipal Securities Registered Representative Series 53 and Options Principal Series 4 in securities. Prior to joining Wyoming, Mr. Moberly worked for two years as a securities broker for Dain Bosworth and 15 years as the owner of a contracting business. Mr. Moberly, a native of Greybull, Wyoming, graduated from Worland High School and attended the University of Wyoming.

James Mandel has been the Chief Executive Officer and a director of Multiband Corporation (NasdaqCM: MBND) since October 1, 1998. He was co-founder of Call 4 Wireless, LLC, a telecommunications company specializing in wireless communications, and served as its Chairman and a member of its board of directors from December 1996 until October 1998, and as its interim Chief Executive Officer from December 1996 until December 1997. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas. Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide. He formerly served as Chairman of the Board of Directors for CorVu Corporation, an international software development company which was sold in June of 2007, and currently serves as a director for NewMarket Technologies, an international technology company based in Dallas, Texas.

John H. Klassen IV is a Business Financial Advisor with Merrill Lynch and provides advisory services for individuals, closely held businesses and public companies in a wide variety of industries. Prior to joining Merrill Lynch, Mr. Klassen worked in Wells Fargo’s Commercial Banking Group for 12 years. His has broad experience in the areas of commercial banking, investment banking and private wealth management. Mr. Klassen graduated magna cum laude with a Bachelor of Science degree in finance from San Diego State University. Mr. Klassen is active in a variety of community organizations.

Mark Houlton founded Houlton Enterprises, Inc. in 1997 and opened his first check-cashing / payday advance store in Omaha, Nebraska. Over the course of his ownership, this single store company grew to a total of 24 stores in Nebraska, Iowa, North Dakota and Wisconsin. In 2005, Mr. Houlton sold his stock to WERCS, Inc. and Houlton Enterprises was merged into Wyoming Financial Lenders, Inc. Mr. Houlton is a 1988 graduate of the University of Nebraska, Lincoln, having received a B.S. in management.

Steve Staehr is the Company’s Chief Financial Officer and was previously employed by Cash Systems, Inc. as its corporate controller, where he was responsible for all aspects of financial accounting and SEC reporting for the company. Mr. Staehr has also held high-level financial executive positions with several other large companies, most notably with Encore Productions, Inc., Mirage Resorts, Inc., Boyd Gaming Corporation, Caesars World, Inc., and Deloitte & Touche LLP. Mr. Staehr was the corporate controller for Boyd Gaming during its initial public offering. Mr. Staehr is a licensed certified public accountant in the states of California and Nevada, and a member of the American Institute of Certified Public Accountants.

John Quandahl, the Company’s Chief Operating Officer, currently also serves as the President of Wyoming Financial Lenders, Inc., a position he has held since 2007. From 2005 until joining Wyoming Financial Lenders, Mr. Quandahl was the President of Houlton Enterprises, Inc., and prior to that served as that corporation’s Chief Operating Officer from 1999 until 2004. Mr. Quandahl was the controller as Silverston Group, Inc., from 1993 until 1998, and before that began his career at the Nebraska Department of Revenue as tax auditor in 1989. Mr. Quandahl is a certified public accountant and earned a degree in accounting from the University of Nebraska - Lincoln.

Audit Committee

Effective as of the Merger, the Company formed an audit committee of the board of directors. The current members of the audit committee are Messrs. Mandel, who serves as the committee’s Chairman, and Messrs. Klassen. The audit committee is currently in the process of adopting a written charter. The audit committee is expected to assist the board of directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In performing these functions, the audit committee expects to meet periodically with the independent auditors and management to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the audit committee is expected to recommend the independent auditors for appointment by the board of directors. Prior to the Merger, the Company did not have an audit committee. The members of the audit committee are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

The board of directors has determined that each of the audit committee members is able to read and understand fundamental financial statements. In addition, the board of directors has determined that at least one member of the audit committee, Mr. Mandel, is an “audit committee financial expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Securities and Exchange Act of 1934. Mr. Klassen’s relevant experience includes his current service as the financial advisor at Merrill Lynch, and his past service in commercial banking at Wells Fargo’s commercial banking group.

Executive Compensation

Summary of Compensation Matters Relating to the Company Prior to the Merger

Prior to the Merger, URON Inc. did not pay any cash or cash-equivalent remuneration to any executive officer or any director during the Company’s last three completed years ended December 31, 2006, 2005 and 2004. The Company issued no options, warrants, restricted stock, or stock-based compensation to any officer or director during its last three fiscal years. In February 2007, the Company entered into an employment agreement with Don Miller, employing him as Chief Executive Officer for the period ending December 31, 2007. His sole compensation is 500,000 shares of URON common stock with restricted transferability. On November 29, 2007, in connection with the appointment of Mr. Christopher Larson as the Company’s Chief Executive Officer and the resignation of Mr. Miller from such position, the Company and Mr. Miller terminated the aforementioned employment agreement.

Compensation Matters Relating to Wyoming

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as chief executive officer of Wyoming for our fiscal year ended September 30, 2007; and (ii) each other individual that served as an executive officer of Wyoming at the conclusion of the fiscal year ended September 30, 2007 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)

John Quandahl, President	2005	0	0	0	0
	2006	70,350	0	0	0
	2007	229,000	0	0	0

Stock Options

At the date of the Merger, Wyoming did not have any options for the purchase of its securities outstanding, and had not during the prior fiscal year issue any options for the purchase of its securities.

Employment and Change-in-Control Agreements

Wyoming does not currently have any employment or change-in-control agreements with its executives.

Compensation of Directors

Currently, our directors receive no compensation pursuant to any standard arrangement for their services as directors. Nevertheless, we may in the future determine to provide our directors with some form of compensation, either cash or options or contractually restricted securities.

Certain Transactions and Relationships

Pre-Merger Company Transactions and Relationships

The Company is party to a management agreement with Multiband Corporation for personnel and office support (including operations and accounting) relating to the Company's internet service provider business. URON incurred service fees to Multiband Corporation in the amount of $56,570 for the year ended December 31, 2006. At the time the management agreement was entered into, Don Miller was the Chairman of the Board of Directors of Multiband and also our Chief Executive Officer and sole director. The Company believes that the fees paid and payable to Multiband Corporation pursuant to the management agreement are at market rate.

On November 29, 2007, the Company entered into three separate transactions. In one transaction, the Company issued a warrant to Lantern Advisers, LLC, a Minnesota limited liability company and currently the holder of more than ten percent of the Company’s outstanding common stock. The warrant provided Lantern Advisers with the right, for a period of five years, to purchase up to 400,000 shares of our common stock at the per-share price of $0.01; however, the rights under the warrant did not vest, and the warrant was not exercisable, until the consummation of a transaction involving a change in control of the Company. The closing of the Merger constituted a “change in control” of the Company as that term is defined in the warrant. The warrant also provided that the shares purchasable thereunder would not be affected by any stock combination (i.e. reverse stock split) effected in connection with the Merger Agreement.

In another transaction on the same date, the Company entered into a Common Stock Purchase Agreement with Christopher Larson, its newly appointed Chief Executive Officer. Under the Common Stock Purchase Agreement, Mr. Larson had the right to purchase 1,071,875 shares of common stock for an aggregate purchase price of $500,000 by December 31, 2007. Among other terms and conditions, the agreement provided that the shares which Mr. Larson purchased thereunder would not be affected by any stock combination (i.e. reverse stock split) effected in connection with the Merger Agreement. Effective as of December 31, 2007, Mr. Larson exercised his right to purchase shares under the Common Stock Purchase Agreement.

Finally (on the same date), the Company issued options, pursuant to the terms and conditions set forth in option agreements, to various executive and non-executive management personnel. In total, the Company entered into option agreements with nine persons, obligating the Company to issue up to a maximum aggregate of 1,605,000 shares of common stock at the per-share price of $0.01. Among the optionees, the Company entered into option agreements with Messrs. Steven Staehr and John Quandahl, whom the Company’s board of directors respectively appointed as Chief Financial Officer and Chief Operating Officer on the same date. Under their respective option agreements, Mr. Staehr had the right to purchase 550,000 shares and Mr. Quandahl had the right to purchase 400,000 shares. The options were not vested upon their issuance, and were to vest only in the event that, and were to be exercisable only at the time that, the Company engaged in a change in control (as defined in such agreements). The closing of the Merger constituted a change in control, as defined in the option agreements. The option agreements include a provision whereby the shares purchased pursuant thereto would not be affected by any stock combination (i.e. reverse stock split) effected by the Company in connection with the Merger Agreement.

Wyoming Transactions and Relationships

None.

Description of Securities

Our authorized capital stock consists of 20,000,000 shares of capital stock, no par value per share. All shares of common stock have equal voting rights and are entitled to one vote per share on all matters to be voted upon by our shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted. In the event of our liquidation, each holder of our common stock is entitled to receive a proportionate share of our assets available for distribution to stockholders after the payment of liabilities. All shares of our common stock issued and outstanding are fully-paid and non-assessable.

Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Additionally, the Company must first pay preferred dividends on its Series A Convertible Preferred Stock as described below. Future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Of our 20,000,000 shares of authorized capital, we have designated 10,000,000 for issuance as “Series A Convertible Preferred Stock,” which we refer to as “Series A Stock.” The Certificate of Designation for the Series A Stock entitles its holders to (i) a cumulative 10% dividend, compounded and payable on a quarterly basis; (ii) in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated amount of such shares, before any payment shall be made or any assets distributed to the holders of any junior securities; (iii) convert their shares of Series A Stock into common shares of the Company on a one-for-one basis (subject to adjustment); and (iv) vote their shares of Series A Stock on an as-if-converted basis. The Company has the right to redeem some or all shares of Series A Stock, at any time upon 60 days’ advance notice, at a price dependent upon the date of redemption. In the case of any redemption closing on or prior to the 15-month anniversary of the first issuance of Series A Stock, the redemption price will be $3.00 per share plus accrued but unpaid dividends; thereafter, the redemption price will $3.50 per share plus accrued but unpaid dividends. Holders of Series A Stock have no preemptive or cumulative-voting rights.

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. As of the date of this report, we had 8,299,568 shares of common stock outstanding (or pending issuance) held by approximately 500 holders of record. Our common stock is listed for trading on the over-the-counter bulletin board under the symbol “URRN.OB.”

Recent Sales of Unregistered Securities

For sales of unregistered securities made by URON Inc. during the three-year period prior to the Merger, please refer to our quarterly reports on Form 10-QSB filed on September 11, 2006 (amended on January 12, 2007), November 14, 2006 (amended on January 12, 2007), May 16, 2007, August 15, 2007 and November 20, 2007; and annual report on Form 10-KSB filed on April 17, 2007, and all of such disclosures are hereby incorporated herein by this reference.

Wyoming has not had any sales of unregistered securities during the prior three-year period.

Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Under the Minnesota Business Corporation Act, the term “proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is hereby made thereto for a complete statement of such indemnification rights.

The Company’s articles of incorporation, as amended, and its corporate bylaws provide that each Company director and officer, past or present, and each person who served or may have served at the request of the Company as director, officer, employee and agent of another corporation or employee-benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the extent permissible by, applicable Minnesota law. Specifically, Company directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for: (i) any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct, or a knowing violation of law; (iii) corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, the Company’s articles of incorporation or the Company’s bylaws, or any agreement to which the Company is a party; (iv) violations of Minnesota securities laws; (v) any transaction from which the director derives an improper personal benefit; or (vi) any act or omission occurring prior to the effective date of the provisions in the Company’s articles of incorporation eliminating or limiting director liability. These provisions in our articles of incorporation will generally not limit liability under state or federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed under Item 2.01 above, in connection with the Merger the Company issued an aggregate of 1,125,000 shares of its common stock to the former holders of Wyoming capital stock, and 10 million shares of the Company’s Series A Convertible Preferred Stock, all of which were unregistered. For these issuances, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933. The Company relied on this exemption based on the fact that there was only one stockholders of Wyoming who was a recipient of such unregistered shares in connection with the Merger, and such recipient qualified as an accredited investor and had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and had access to information regarding Wyoming, the Company and the Merger transaction.

In addition, in connection with the Merger the Company issued 4,403,542 shares of our common stock in a private placement that closed simultaneously with, which was a closing condition to, the Merger. An aggregate of $4.5 million in gross proceeds were raised in the transaction. The Company also incurred $650,000 of costs in conjunction with the raising of these proceeds. These common shares were issued in reliance on the exemption from federal registration provided under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder. The Company relied on this exemption based on the fact that there were only 13 investors, all of whom were “accredited investors” (as that term is defined under Regulation D) with knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in the Company.

Finally, the Company also issued an aggregate of 2,000,000 common shares to 11 individuals and entities in connection with contingent options and warrants issued prior to the Merger on November 29, 2007. Under the terms of those securities, such contingent options and warrants were not vested nor exercisable except simultaneously upon the closing of a change-in-control transaction. The Merger with Wyoming qualified as such a change-in-control transaction. Accordingly, all of the contingent options vested and were exercised upon the closing of the Merger. In all cases, the options and warrants were exercised at the per-share price of $0.01. These common shares were issued in reliance on the exemption from federal registration provided under Section 4(2) of the Securities Act of 1933. The Company relied on this exemption based on the fact that there were only 11 investors, all of whom had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment in the Company.

Item 5.01. Changes in Control of Registrant.

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 2.01 regarding the reconstitution of the Company’s board of directors, and the resignation of the Company’s prior sole directors, are hereby incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Shell Company Transactions. As a result of its acquisition of Wyoming described in Item 2.01, the registrant is filing Wyoming’s audited financial information as Exhibit 99.1 to this current report. As a result of its acquisition of Wyoming described in Item 2.01, the registrant is also filing certain pro forma financial information, which pro forma financial information is set forth in Note 10 to the audited financial information of Wyoming Financial Lenders, Inc. attached as Exhibit 99.1 to this current report.

(d) Exhibits.

Exhibit	Description
2.1
Agreement and Plan of Merger and Reorganization dated December 13, 2007, by and among URON Inc., a Minnesota corporation (the registrant), WFL Acquisition Corp., a Wyoming corporation and wholly owned subsidiary of the registrant, and Wyoming Financial Lenders, Inc., a Wyoming corporation (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 14, 2007).

3.1	Articles of Merger relating to the merger of WFL Acquisition Corp. with and into Wyoming Financial Lenders, Inc.

3.2	Certificate of Designation for Series A Convertible Preferred Stock.

99.1	Audited financial statements of Wyoming Financial Lenders, Inc.
99.2	Unaudited Proforma Combined Financial Statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URON INC.:
(Registrant)

Date: January 7, 2008	By:	/s/ Christopher Larson
Christopher Larson, Chief Executive Officer

EXHIBIT INDEX

2.1
Agreement and Plan of Merger and Reorganization dated December 13, 2007, by and among URON Inc., a Minnesota corporation (the registrant), WFL Acquisition Corp., a Wyoming corporation and wholly owned subsidiary of the registrant, and Wyoming Financial Lenders, Inc., a Wyoming corporation (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 14, 2007).

3.1	Articles of Merger relating to the merger of WFL Acquisition Corp. with and into Wyoming Financial Lenders, Inc.

3.2	Certificate of Designation of Series A Convertible Preferred Stock.

99.1	Audited financial statements of Wyoming Financial Lenders, Inc.

99.2	Unaudited Proforma Combined Financial Statements.